                                                                     EXHIBIT 6.6

                             TECHNICAL INFORMATION



                                      AND



                           PATENT LICENSE AGREEMENT



                                    BETWEEN



                               AMOCO CORPORATION



                                      AND



                        PAN WESTERN ENERGY CORPORATION



                                      FOR



                       SHORT RADIUS DRILLING TECHNOLOGY

                               Table of Contents

Recitals        ..........................................................  1
Article I.      Definitions...............................................  1
Article II.     Grant to LICENSEE.........................................  3
Article III.    Consideration.............................................  4
Article IV.     Grant-Back to AMOCO.......................................  6
Article V.      Accounting................................................  6
Article VI.     Confidentiality...........................................  8
Article VII.    Representations and Warranties............................  9
Article VIII.   Indemnification and Insurance............................. 10
Article IX.     Marking................................................... 12
Article X.      Term and Termination...................................... 12
Article XI.     Assignment................................................ 14
Article XII.    Waiver and Integration.................................... 14
Article XIII.   Controlling Law........................................... 15
Article XIV.    Export Regulations........................................ 15
Article XV.     Notices................................................... 16
Article XVI.    Miscellaneous............................................. 17
Signature       .......................................................... 17
Appendix A
Appendix B

              TECHNICAL INFORMATION AND PATENT LICENSE AGREEMENT


     THIS AGREEMENT, is made by and between Amoco Corporation (hereinafter referred to as "AMOCO"), a corporation organized and existing under the laws of the State of Indiana, and Pan Western Energy Corporation. (hereinafter referred to as "LICENSEE"), a corporation organized and existing under the laws of the State of Oklahoma;

     WITNESSETH THAT:

     WHEREAS, AMOCO has the right to grant a license to LICENSEE under certain hereinafter defined Patent Rights and Technical Information relating to short radius drilling technology;

     WHEREAS, LICENSEE is experienced in the drilling of oil and gas wells and desires to obtain a license from AMOCO under the above-mentioned Patent Rights and Technical Information upon the terms and conditions herein set forth and

     WHEREAS, AMOCO desires to grant LICENSEE such a license;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

                            ARTICLE I. DEFINITIONS
                            ----------------------

     As used in this Agreement, the following terms shall have the following meanings:

     1.01 The terms "AMOCO" and "LICENSEE" shall have the meanings set forth above. AMOCO and LICENSEE may be referred to herein either individually as a "Party" or collectively as "Parties" to this Agreement.

     1.02 "Field of the Agreement" means systems, equipment, apparatus, processes, and methods that: use a non-rotating eccentric sleeve to direct or control the direction of a drill bit; use drill string rotation to provide power to such drill bit; and that form a curved borehole having a radius of one hundred and fifty (150) feet or less, with or without straight boreholes extending laterally therefrom for the purpose of producing oil or gas from underground reservoirs. Specifically excluded is any drilling system, equipment, apparatus, process, or method or part thereof that may be used for any purpose other than drilling curved boreholes; such exclusion comprises, but is not limited to, dual use devices such as, drill bits, drill pipe, and measurement while drilling (MWD) equipment and methods.

     1.03 "Technical Information" shall mean all technical information and know-how, written or unwritten (including, without limitation thereto, designs, drawings, plans, specifications and software): that relates to any subject mailer within the Field of the Agreement; and that is fully developed or completely acquired prior to January 1, 1997 by AMOCO's Exploration and Production Technology Group (EPTG); and that AMOCO or EPTG has the right to make the grants and disclosures provided for herein without accounting therefor to others, but in each case subject to the conditions under which said right to make such grants and disclosures has been acquired, and that AMOCO believes in its sole discretion is pertinent to the rights granted to the LICENSEE under this Agreement.

     1.04 "Patent Rights" shall mean:

          (a) The issued patents listed in APPENDIX A, which is attached hereto and is hereby incorporated by reference; and

          (b) Any extensions, reissues or reexaminations of the patents listed in APPENDIX A hereto.

     1.05 "Licensed Patents" shall mean all issued and unexpired patents included within Patent Rights.

     1.06 "Licensed Service" shall mean any drilling operation or any service carried out by or for the LICENSEE within the Field Of the Agreement, and that uses any system, equipment, apparatus, process or method that is:

          (a) Within the scope of and subject to any claim or claims of a Licensed Patent; or

          (b) Developed, derived or dependent in whole or in part through LICENSEE's use of Technical Information.

     1.07 "Effective Date" shall mean, for all purposes under this Agreement, July 15,1996, provided that this Agreement has been fully executed by both Parties and AMOCO has received the payment set forth in Paragraph 3.01.

     1.08 "Copyrighted Material" shall have the meaning that is set forth below in Paragraph 2.03.

     1.09 "Term" shall mean the period of time beginning with the Effective Date and ending with the expiration or termination of this Agreement in accordance with the provisions of Paragraphs 10.01 and 10.02 hereof.

     1.10 "PPI" shall mean the Producer Price Index for Oil and Gas Field Services (Industry Code 138 having a Base Index of December 1985) as published by the U. S. Department of Labor, Bureau of Labor Statistics.

     1.11 "Inflation Factor" for any specific Licensed Service performed hereunder after December 31, 1997 shall be determined by reference to the ratio of the PPI for December of the calendar year immediately prior to the performance of the Licensed Service to 112.5, the PPI for December 1995. The Inflation Factor shall be equal to said ratio if the ratio is equal to or greater than one (1)) However, if said ratio is less than one (1), then the Inflation Factor shall be equal to one (1). For the purposes of this definition, the Inflation Factor for Licensed Services provided during 1996 and 1997 shall be one (1).

     1.12 A "Curved Borehole" is a lateral drilled in performing Licensed Service, whether or not such lateral has or shares a single common vertical wellbore or has multiple vertical wellbores. For example, if a single vertical wellbore is used to drill three laterals, the number of "Curved Boreholes" is three. Similarly, if a one vertical wellbore is used to drill two laterals and if another vertical wellbore is used to drill only one lateral, the number of "Curved Boreholes" is three.

For the purpose of this definition, a Curved Borehole is "Drilled" in performing Licensed Service, if any part of a lateral is formed and drilling is not
                                                                     ---
terminated before drilling a distance of:

     at least: forty-five (45) feet, for a curve whose radius is less than or equal to thirty (30) feet; or

     at least sixty (60) feet, for a curve whose radius is more than thirty (30) feet and less than or equal to forty-five (45) feet; or

     at least ninety (90) feet for a curve whose radius is more than forty-five
(45) feet and less than or equal to sixty (60) feet.

For purposes of this definition, distance is measured from the kick-off point (i.e., the location where an attempt is made to drill a curve borehole).

     1.13 "Anniversary Year" is the one year period beginning on the Effective Date or the anniversary thereof.


                         ARTICLE II. GRANT TO LICENSEE
                         -----------------------------

     2.01 Subject to the terms and conditions set forth in this Agreement, AMOCO hereby grants to LICENSEE a personal, non-exclusive, non-assignable and non-transferable royalty-bearing license and right under Patent Rights and Technical Information to perform Licensed Services (including the right to make, have made and use equipment to perform Licensed Service) in the United States without the right to sublicense, transfer, assign or extend to any entity, including any affiliate or subsidiary of LICENSEE.


     2.02 AMOCO agrees to make Technical Information available to LICENSEE in the following manner:

          (a) Within thirty (30) days after receipt of the payment under
                                      -----
     Paragraph 3.01, AMOCO shall provide or make available to LICENSEE the documentation and tangible material identified in Appendix B which is attached hereto and is hereby incorporated by reference.

     2.03 All Technical Information of a written, graphic or pictorial character (including, without limitation thereto, software, training materials, instruction manuals, know-how manuals, data sheets, flow charts, schematics, engineering drawings, blueprints, layouts and video 3) provided to LICENSEE hereunder has been copyrighted at the time of its creation by AMOCO in accordance with the provisions of 17 U.S.C. (S)102 as an unpublished work and is hereinafter referred to as "Copyrighted Material." Subject to the various other provisions of this Agreement relating to Technical Information, AMOCO hereby grants to LICENSEE a nonexclusive license and right to use Copyrighted Material in connection with its operations hereunder and to make a reasonable number of copies of any tangible materials provided by AMOCO.

     2.04 Express or implied licenses and immunities outside the scope of Paragraphs 2.01 and 2.03 are expressly excluded. Specifically excluded from the grants under Paragraphs 2.01 and 2.03 are the right to sell, lease or transfer to others any equipment or information encompassed by Patent Rights or any equipment or information which is included in or derived from Technical Information.


                          ARTICLE Ill. CONSIDERATION
                          --------------------------

     3.01 As partial consideration for AMOCO's grant of the licenses and rights hereunder, LICENSEE shall pay to AMOCO the sum of Forty Thousand U.S. dollars ($40,000.00) before August 15,1996.
             ------

     3.02 As further consideration for AMOCO's grant of the licenses and rights hereunder, LICENSEE hereby agrees to pay to AMOCO an annual royalty as set forth below and within thirty (30) days of the date so indicated:

--------------------------------------------------------------------------------
         ROYALTY AMOUNT                                   DUE DATE
--------------------------------------------------------------------------------
Royalty Amount                              Due Date
--------------------------------------------------------------------------------
Twenty Thousand Dollars ($20,000.00)        July 15,1997
  multiplied by the Inflation Factor
--------------------------------------------------------------------------------
Twenty Thousand Dollars ($20,000.00)        July 15,1998
  multiplied by the Inflation Factor
--------------------------------------------------------------------------------
Thirty Thousand Dollars ($30,000.00)        July 15,1999
  multiplied by the Inflation Factor
--------------------------------------------------------------------------------
Thirty Thousand Dollars ($30,000.00)        July 15, 2000
  multiplied by the Inflation Factor
--------------------------------------------------------------------------------
Fifty Thousand Dollars ($50,000.00)         July 15, 2001 and every Anniversary
  multiplied by the Inflation Factor        Year thereafter.
--------------------------------------------------------------------------------

In the event that this Agreement expires or terminates before the end of an Anniversary Year, LICENSEE agrees to pay to AMOCO the annual royalty set forth above multiplied by the ratio (expressed as a decimal rounded to the nearest one-tenth) of the number of calendar days that the Agreement was in effect to the number three hundred and sixty-five (365). Such amount will be paid within thirty (30) days of the effective date of termination or expiration date.

     FOR EXAMPLE, if during the eight Anniversary Year, the Agreement is terminated and the effective date of termination is on the 183rd day of that year, the annual royalty due to Amoco is $50,000.00 (multiplied by the Inflation Factor) multiplied by 0.5, where 0.5 = 183/365.

     3.03 Beginning on July 15, 2001 and during every Anniversary Year thereafter, if the Curved Boreholes Drilled in any Anniversary Year (or pad thereof, if this Agreement expires or is terminated before the end of that Anniversary Year) are in excess of fifty (50), LICENSEE agrees to pay an additional royalty of One Thousand Dollars ($1,000.00), multiplied by the Inflation Factor, for each Curved Borehole Drilled after the first fifty Curved Boreholes. Such amount will be paid within thirty (30) days of the end of that Anniversary Year.

     FOR EXAMPLE, if during the eight Anniversary Year, LICENSEE drills 60 curved boreholes, the annual royalty during the fifth Anniversary

          Year is $50,000.00 (multiplied by the Inflation Factor) for the first fifty Curved Boreholes Drilled and $10,000.00 (multiplied by the Inflation Factor) for the remaining ten Curved Boreholes Drilled, for a total of annual royalty of $60,000.00 (multiplied by the Inflation Factor). And if LICENSEE drills only 40 curved boreholes during the ninth Anniversary Year, the annual royalty is $50,000.00 (multiplied by the Inflation Factor).



                        ARTICLE IV. GRANT-BACK TO AMOCO
                        -------------------------------

     4.01 LICENSEE hereby makes the following grants and agrees to make the following disclosures, but only to the extent that it has the right to do so without accounting therefore to others, and in each case, subject to the conditions under which said right to make such grants and disclosures has been acquired:

          (a) LICENSEE agrees to advise AMOCO promptly and in writing of all inventions with respect to any subject matter relating to the Licensed Service (including all equipment and devises used to perform the Licensed Service) which LICENSEE may have, acquire, make or develop during the Term of this Agreement; and LICENSEE agrees to grant and hereby grants to AMOCO and its affiliates under all such inventions and any letters patent thereon, an irrevocable, royalty-free, nonexclusive world-wide license and right to practice said inventions for all purposes and all applications.


          (b) LICENSEE agrees to promptly advise AMOCO of its know-how and information of a technical nature relating to the Licensed Service (including all equipment and devices used to perform the Licensed Service) which LICENSEE may have, acquire or develop during the Term of this Agreement; and LICENSEE agrees to make such know-how and information available to AMOCO and hereby grants to AMOCO and its affiliates an irrevocable, royalty-free, nonexclusive world-wide license and right to use all such know-how and information for all purposes and all applications.


                             ARTICLE V. ACCOUNTING
                             ---------------------

     5.01 LICENSEE agrees to keep or cause to be kept such detailed and accurate records and books of account as will enable a determination of the amounts payable hereunder to AMOCO. LICENSEE further agrees to permit said records and books of account to be examined during reasonable business hours for three (3) years following the end of the calendar year to which they pertain for the purpose of verifying the reports provided for in Paragraph 5.02 of this
Article V, such examination to be made by an auditor or accountant authorized by AMOCO.

     5.02 LICENSEE shall make the following written reports to AMOCO:

          (a) Within thirty (30) days after the end of each Anniversary Year during the Term of this Agreement, LICENSEE shall submit to AMOCO a written report stating the total number of Curved Boreholes Drilled by LICENSEE in performing Licensed Service during such Anniversary Year and the Inflation Factor used.

          (b) Within thirty (30) days after the date of expiration or termination of this Agreement, LICENSEE shall submit to AMOCO a final written report stating the total number of Curved Boreholes Drilled by LICENSEE in performing Licensed Service since the last report submitted to AMOCO pursuant to Paragraph 5.02 (a) and the Inflation Factor used.

Each such report shall be accompanied by payment of any royalty or other amount due under the provisions of this Agreement. If no royalty or other amount is believed to be due, LICENSEE shall so report. All reports and any accompanying payment shall be sent to the address indicated in Paragraph 15.01.

     5.03 For the purpose of computing royalties under Paragraph 3.03, a royalty is still due under this Agreement if a Curved Borehole is Drilled and is subsequently abandoned or is not used. Moreover, a royalty is Due to AMOCO whether or not LICENSEE receives any payment or consideration in return for performing Licensed Service.

     5.04 All payments made by LICENSEE to AMOCO under this Agreement shall be made:

          (a)  In lawful money of the United States of America; and

          (b) Without deduction for and free from any present and future taxes, assessments, fees or levies of any kind that are incurred or owed by LICENSEE.

     5.05 Without excusing prompt payment, any overdue payment shall bear and LICENSEE shall pay interest at an annual rate equal to the United States Prime Rate published in The Wall Street Journal (United States of America Midwest
                  -----------------------
Edition) as in effect on the first business day of the month in which the payment is due and compounded daily from the day when payment is due until payment thereof is made to AMOCO.


                          ARTICLE VI. CONFIDENTIALITY
                          ---------------------------

     6.01 Subject to the provisions of Paragraph 6.03 of this Article VI LICENSEE will treat Technical Information as confidential, will got use the same or any part thereof except in accordance with the terms and provisions of this Agreement, and will not disclose the same or any part thereof to any third party without the prior, specific written approval of AMOCO; provided, however, that to the extent, but only to the extent reasonably necessary in connection with its operations hereunder, LICENSEE may disclose the same to such third parties, including wholly owned subsidiaries, engineers, contractors and suppliers, who are subject to a written obligation of confidentiality and restricted use with respect to the same that is at least as restrictive as herein required of LICENSEE.

     6.02 Subject to the provisions of Paragraph 6.03 Of this Article VI AMOCO will treat any proprietary information received from LICENSEE pursuant to the provisions of Article IV as confidential, will not use the same or any part thereof except in accordance with the terms and provisions of this Agreement, and will not disclose the same or any part thereof to any third party without the prior, specific written approval of LICENSEE; provided, however, that to the extent, but only to the extent reasonably necessary in connection with any operations contemplated under the grants of Article IV, AMOCO may disclose the same to such third parties, including AMOCO's affiliates, engineers, contractors and suppliers, who are subject to a written obligation of confidentiality and restricted use with respect to the same that is at least as restrictive as herein required of AMOCO.

     6.03 Nothing contained in Paragraphs 6.01 or 6.02 above shall in any way restrict or impair the right of the receiving Party to use, disclose or otherwise deal with any information received from the disclosing Party which:

          (a) At the time of disclosure is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving Party;

          (b) The receiving Party can show was in its or its affiliate's possession prior to the time of the disclosure hereunder and was not acquired directly or indirectly from the disclosing Party; or

          (c) Is independently made available to the receiving Party or its affiliates as a matter of right by a third party.

          6.04 The obligations of LICENSEE and of AMOCO under this ARTICLE VI shall survive the expiration or termination of this Agreement.


                  ARTICLE VII. REPRESENTATIONS AND WARRANTIES
                  -------------------------------------------

     7.01 Each Party represents and warrants that it has legal power to make the grant of licenses and rights that are set forth in this Agreement.

     7.02 NEITHER PARTY MAKES ANY WARRANTY OTHER THAN THAT PROVIDED IN PARAGRAPH
7.01 OF THIS ARTICLE VII AND MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THE WARRANTY EXPRESSLY STATED ABOVE, ARE EXCLUDED. ALL TECHNICAL INFORMATION IS PROVIDED TO LICENSEE BY AMOCO ON AN "AS-IS" BASIS.

     7.03 Nothing contained in this Agreement shall be construed as:

          (a) A warranty or representation by AMOCO as to the validity or scope of Patent Rights or of any Licensed Patent; or

          (b) A warranty or representation that anything made, used, sold or any service or process performed under any license or right granted in this Agreement is or will be free from infringement of patents of third parties; or

          (c) An obligation to bring or prosecute actions Or suits against third parties for infringement of any patent; or

          (d) Granting by implication, estoppel or otherwise any licenses or rights other than those which are expressly stated herein; or

          (e) A requirement that either Party file or prosecute any patent application, secure any patent, or maintain any patent application or patent; or

          (f) A representation or warranty, express or implied, as to the accuracy or utility of any Technical Information or that the use of any Technical Information will not infringe any United States or foreign patent.

     7.04 LICENSEE agrees that, notwithstanding the transfer of Technical Information pursuant to Article II, it is solely responsible for designing, modifying or using equipment and methods to perform Licensed Services. LICENSEE agrees that any assistance by AMOCO or any employee or agent of AMOCO shall not be considered to be an endorsement, approval or inducement to perform Licensed Services. LICENSEE agrees that formal training in the use of the items identified in Appendix B is not needed.


                  ARTICLE VIII. INDEMNIFICATION AND INSURANCE
                  -------------------------------------------

     8.01 LICENSEE AGREES THAT AMOCO, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES (such entities and persons individually and collectively referred to as "AMOCO GROUP") SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE, INJURY OR OTHER CASUALTY OF WHATSOEVER KIND (INCLUDING PATENT INFRINGEMENT), OR BY WHOMSOEVER CAUSED, TO THE PERSON OR PROPERTY OF ANYONE, INCLUDING LICENSEE OR ANY OF ITS CUSTOMERS, AND ARISING OUT OF OR RESULTING FROM THE LICENSES AND RIGHTS GRANTED TO LICENSEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY LOSS, DAMAGE, INJURY OR OTHER CASUALTY ARISING OUT OF THE PERFORMANCE OF THE LICENSED SERVICE BY LICENSE)D-). LICENSEE AGREES FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, TO INDEMNIFY AND HOLD AMOCO GROUP HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES SUITS, ACTIONS, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE EXPENSES AND ATTORNEY'S FEES INCURRED BY OR IMPOSED ON AMOCO GROUP IN CONNECTION THEREWITH) FOR SUCH LOSS, DAMAGE, INJURY OR OTHER CASUALTY, PROVIDED SUCH LOSS, DAMAGE, INJURY OR OTHER CASUALTY THAT ARISES OUT OF OR RESULTS FROM THE LICENSES AND RIGHTS GRANTED TO LICENSEE HEREUNDER.

     8.02 As a separate and independent obligation, LICENSEE shall secure and maintain during the term Of this Agreement Comprehensive General Liability or Commercial General Liability (or equivalent coverage) Insurance, on an occurrence not claims made basis, with minimum limits of Five Million U.S. Dollars ($5,000,000.00) for death, injury and property damage per injury/per occurrence.

All such policies shall:

          (1) be issued from insurance companies that are solvent and that have an A. M. Best rating of B or higher, or be issued by underwriters at Lloyds of London or the member companies of Institute of London Underwriters;

          (2) name Amoco Group is to be named as an "Additional Assured" against loss by reason of any liability imposed upon LICENSEE by law or assumed under this Agreement for the following:

               (a) Damages because of personal injuries, including death at any time resulting therefrom, sustained by any person or persons (including those employed by LICENSEE) insofar as such personal injuries or death shall arise directly or indirectly from in connection with e:+her the use of any information provided by Amoco Group under this Agreement or the performance of any Licensed Service; and

               (b) Damages on count of injury to or destruction of property of every description, including resultant loss of use thereof, insofar as such injuries or destruction shall arise directly or indirectly from or in connection with either the use of any information provided by Amoco Group under this Agreement, or the performance of any Licensed Service;

          (3) be primary to any policies providing coverage to Amoco Group and any coverage afforded Amoco Group under such policies without any contributions or reimbursement, in whole or in part, by any insurance, or self-insured retention or account maintained by or providing coverage to Amoco Group;

          (4) delete any excess clause or co-insurance clause that requires sharing or renders any insurance providing coverage to Amoco Group as primary;

          (5)  provide that AMOCO will receive written notice at least thirty
     (30) days prior to cancellation of or a material change to any such policy;

          (6)  be endorsed as follows:

                    "To eliminate controversies, the expense and inconvenience thereto, as between Amoco Group and LICENSEE, it is agreed that the underwriters, insurers, insurance carriers, of LICENSEE shall not have any right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against Amoco Group or their insurers, and the right of subrogation is expressly waived."; and

          (7) be endorsed to waive rights of statutory lien against Amoco Group, or to include an assignment of statutory lien, if applicable.

Except as otherwise mandated by applicable law or expressly stated to the contrary in this Agreement, LICENSEE's obligation to defend, indemnify and hold Amoco Group harmless as set out in this Agreement shall not in any manner by limited, offered or modified by these insurance requirements.

     8.03 Upon request, LICENSEE shall furnish AMOCO with insurance certificates, certified copies of the original policies, or other documentation to evidence the insurance required under Paragraph 8.02 of this Article VIII, which certificates, documents, or policies shall indicate that all required waivers and endorsements have been obtained. All such insurance shall be maintained in force by LICENSEE for so long as LICENSEE is engaged in any use of any Patent Rights or Technical Information, or the performance of Licensed Services. Maintaining the prescribed insurance shall not relieve LICENSEE of any other obligations under this Agreement. LICENSEE agrees that drilling any lateral using Technical Information, making any payment to AMOCO, or any performance to AMOCO under this Agreement without having such insurance shall not be deemed an acceptance of any improperly completed insurance certificate certified copy Of an original policies, or other documentation or a waiver of AMOCO's rights under this Agreement.


                              ARTICLE IX. MARKING
                              -------------------

     9.01 With respect to any equipment which is used to perform the Licensed Service, which is within the scope of and subject to any claim or claims of a Licensed Patent and which is either manufactured by or for LICENSEE or used by LICENSEE within a country identified in Appendix A, LICENSEE agrees to mark such equipment with proper patent notice as specified under the patent laws of the such country.


                        ARTICLE X. TERM AND TERMINATION
                        -------------------------------

     10.01 Unless previously terminated in accordance with the provisions of Paragraph 10.02 of this Article X, this Agreement shall continue in full force until the expiration date of the last to expire of Licensed Patents, whereupon this Agreement shall become paid-up with no further royalties accruing in respect of the grants under ARTICLE II hereof.

     10.02 Subject to the provisions of Paragraphs 10.04 and 10.05 of this
Article X, this Agreement can be terminated as follows:

          (a) LICENSEE shall have the right to terminate this Agreement upon sixty (60) days prior written notice to AMOCO; and

          (b) In the event that LICENSEE fails to fully and promptly discharge any of its obligations hereunder and fails to rectify any such default within thirty (30) days after receipt of written notice thereof from

     AMOCO specifying the nature of such failure, AMOCO may terminate this Agreement by delivering written notice of termination to LICENSEE; and

          (c) LICENSEE agrees that two important and material facts leading to this grant of rights by AMOCO to LICENSEE were the representation made by LICENSEE regarding its potential for offering the Licensed Service and the representation that it is acting on its own behalf and not acting as an agent for on behalf of any third party. LICENSEE agrees that AMOCO has the right to terminate this Agreement in the event that there is a material change in the organization or ownership of LICENSEE. It is understood that a material change in ownership of LICENSEE includes, but is not limited to: the direct or indirect acquisition of control of LICENSEE by purchase of LICENSEE's business, and the purchase of stock carrying the right to vote for managing directors, including any equivalent control thereof, in LICENSEE's business by any entity whose business is primarily that of providing services to the oil and gas industry and having a net worth in excess of ten (10) times the product of the Inflation Factor and the net worth of LICENSEE on the Effective Date, wherein the net worth and primary business of such entity are determined by a public accrediting agency, such as Dun and Bradstreet, selected by AMOCO. Specifically identified entities that would give rise to AMOCO's right to terminate this Agreement include, but are not limited to: oil and gas companies listed in the OGJ 100 Company
                                                                 ---------------
     Listing; and Halliburton, Schlumberger, Dresser, and Baker Hughes and their
     -------
     affiliated companies. Entities that would not give rise to AMOCO's right to
                                               ---
     terminate this Agreement include, but are not limited to, universities, pension funds, commercial banks, insurance companies and other entities or persons whose primary business is to provide financial and investment services.

     10.03 The licenses and rights granted under Article Il hereof with respect to Technical Information shall survive the expiration of this Agreement under the provisions of Paragraph 10.01 of this Article X.

     10.04 In the event that this Agreement is terminated in accordance with any of the provisions of Paragraph 10.02 of this Article X, it is understood and agreed that:

          (a) From and after the date of any such termination, LICENSEE shall have no further licenses or rights with respect to Patent Rights, Licensed Patents or Technical Information; and

          (b) LICENSEE shall immediately destroy or return to AMOCO all Copyrighted Material provided hereunder.

     10.05 Expiration Or termination of this Agreement shall not relieve LICENSEE of its royalty obligations or otherwise relieve LICENSEE of any other obligation or liability arising from any acts or omissions committed prior to the date of such expiration or termination. In addition, expiration or termination of this Agreement shall not relieve LICENSEE of the following obligations:

          (a)  Its obligations under Article IV;

          (b) Its obligations under Paragraph 5.01 of Article V to maintain records and permit their examination;

          (c) Its-obligation under Paragraph 5.02(b) of Article V to submit a final written report;

          (d) Its obligation of confidentiality and restricted use under Paragraph 6.01 of Article VI; and

          (e) Its obligations under Article VIII to indemnify and carry insurance.


                             ARTICLE XI. ASSIGNMENT
                             ----------------------

     11.01 The licenses and rights granted hereunder by AMOCO to LICENSEE are personal to LICENSEE and may not be assigned, sold, transferred, or extended to any person or entity (including successors or related third parties) without the prior written consent of AMOCO. Any attempted assignment, sale or transfer of any such license or right, by any means, without AMOCO's prior written consent, shall be void and shall automatically terminate all licenses and rights of LICENSEE under this Agreement.

     11.02 After completion of its obligation under Paragraph 2.02, AMOCO may assign or otherwise transfer this Agreement or any of its licenses, rights, duties and obligations hereunder to any nominee of AMOCO.


               ARTICLE XII. WAIVER AND INTEGRATION
               -----------------------------------

     12.01 The waiver of a breach of this Agreement by either Party hereto shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature.

     12.02 The making, execution and delivery of this Agreement have not been induced by any representations, statements, warranties or agreements other than those expressed herein. This Agreement constitutes the entire understanding of the Parties hereto and merges any previous agreements or understandings, written or oral, between the Parties and relating to the subject matter hereof. Neither the course of conduct between the Parties nor trade practice shall act to modify the provisions of this Agreement.

     12.03 This Agreement may be amended or modified only by an instrument of equal formality signed by duly authorized representatives of the respective Parties.


                         ARTICLE XIII. CONTROLLING LAW
                         -----------------------------

     13.01 This Agreement shall be construed and the legal relations between the Parties shall be determined in accordance with the laws of the State of Oklahoma of the United States of America, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

     13.02 The Parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected by such finding.

     13.03 To the extent that this Agreement may be subject to the laws of the State of Texas, each Party hereto certifies that they are no "Consumers" within the meaning of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter B of Chapter 17, Sections 17.42 et seq., of the Texas Business and Commerce Code (the "DTPA"), as amended. The Parties covenant for themselves and for and on behalf of their respective successors or assignees that if the DTPA shall be applicable: (i) the Parties are "business consumers" under the DTPA,
(ii) each Party hereby waives and releases all its rights and remedies under the DTPA (other than Section 17.555, Texas Business and Commerce Code) as applicable to the other Party and its successors, and (iii) each Party hereby agrees to defend and indemnify the other Party from and against any and all claims, demands, or causes of action of or by that Party or any successor based in whole or in part on the DTPA and arising out of or in connection with this Agreement.


                    ARTICLE XIV. EXPORT REGULATIONS
                    -------------------------------

     14.01 Anything herein to the contrary notwithstanding, each Party hereto agrees and gives its assurance to the other Party that it will not, directly or indirectly, export, reexport or transship any technical information or data made available hereunder by said other Party or the direct product thereof to any destination requiring the approval of the Government of the United States of

America for such export, reexport or transshipment until a request to do so has been submitted to and approved by the appropriate United States Government Agency.

                              ARTICLE XV. NOTICES
                              -------------------

     15.01 Until otherwise specified in writing, the mailing addresses of both Parties to this Agreement shall be as follows:


     AMOCO:    AMOCO CORPORATION
               Mail Code 1906B
               200 East Randolph Drive
               Chicago, Illinois 60601

               Attention: Manager, Licensing
                          Law Department

               Facsimile: (312) 8564972
               Telex:      25-3731


     LICENSEE: Pan Western Energy Corporation
               Boulder on the Park
               1850 South Boulder Avenue, Suite 300
               Tulsa, Oklahoma 74119

               Attention: S.L. Anderson, President

               Facsimile: (918) 583-0601

     15.02 Any notice expressly provided for under this Agreement shall be in writing, and shall be given manually, by facsimile, by telex or by mail. Such notice shall be deemed sufficiently given if and when received by the Party to be notified, or on the date when sent by facsimile and followed by a specific written receipt or confirmation; or when sent postpaid by Registered Mail or Certified Mail and confirmed by a return receipt post card. Such notice shall be sent to the address set forth above in Paragraph 15.01 or at such address as may from time to time be designated in writing by said Party.

                           ARTICLE XVI. MISCELLANEOUS
                           --------------------------


     16.01 LICENSEE shall not, without the express written consent of AMOCO:

          (a) Make any oral or written statements or perform any act indicating that AMOCO endorses or approves, or has endorsed or approved, the Licensed Service; or

          (b) Associate or in any way connect any name or trademark of AMOCO or its Affiliates with the Licensed Service.

LICENSEE is not prohibited from making statements of fact, including that it has a license from Amoco Corporation, and that it is licensed to use certain technology developed by EPTG. LICENSEE is warned not to make any statement, express or implied, to the effect that it will receive any business from AMOCO, or any part of AMOCO, to perform Licensed Service or that AMOCO or any part of AMOCO, approves, guarantees or certifies Licensed Service.

     16.02 The descriptive headings of the various articles of this Agreement are for convenience only and shall not be used in the construction of the contents hereof.

     16.03 Any act, obligation, or right of AMOCO provided for in this License Agreement may be performed or exercised, on AMOCO's election, by any of AMOCO's affiliates, including EPTG.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the dates written below.


PAN WESTERN
ENERGY CORPORATION                           AMOCO CORPORATION


By /s/ Sid L. Anderson,                      By /s/ Robert E. Sloat
  ---------------------                         -------------------
  Sid L. Anderson,                              Robert E. Sloat,
  President                                     Manager Licensing

Date:  7 - 1- 96                             Date: 7/11/96


ATTACHMENTS:  Appendix A
              Appendix B

                                                    APPENDIX A
                                                    of Technical Information and
                                                        Patent License Agreement
                                                    Page 1 of 1

                                  APPENDIX A
================================================================================

                        PATENTS ISSUED IN UNITED STATES


     Patent Number                       Title
     -------------                       -----

     4,699,224      Method and Apparatus for Lateral Drilling in Oil and Gas
                    Wells

     4,739,843      Apparatus for Lateral Drilling in Oil and Gas Wells

     4,899,833      Downhole Drilling Assembly Orienting Device

     4,948,925      Apparatus and Method for Rotationally Orientating a Fluid
                    Conducting Conduit

     5,103,919      Method of Determining the Rotational Orientation of a Curve
                    Drilling Assembly

     5,194,859      Apparatus and Method for Positioning a Tool in a Deviated
                    Section of a Borehole

     5,210,533      Apparatus and Method for Positioning a Tool in a Deviated
                    Section of a Borehole

     5,213,168      Apparatus for Drilling a Curved Subterranean Bore hole

     5,259,468      Method of Dynamically Monitoring the Orientation of a Curve
                    Drilling Assembly

     5,423,389      Curve Drilling Apparatus

                                                    APPENDIX B
                                                    of Technical Information and
                                                        Patent License Agreement
                                                    Page 1 of 1


                                   APPENDIX B
================================================================================

                DOCUMENTATION AND TANGIBLE MATERIALS TO BE MADE

                         AVAILABLE BY AMOCO TO LICENSEE

--------------------------------------------------------------------------------

1. Curve Drilling Assembly drawings (for 3-7/8," 4-1/2," and 6-1/8" curve drilling assemblies) and supporting detail adequate for having the assembly manufactured to perform Licensed Services.

2.   "Short Radius Lateral Drilling Operations Manual"